Exhibit 10.9

MERU NETWORKS, INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (this “Agreement”), is made and entered into by and between [Executive] (the “Executive”) and Meru Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

1. It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board believes it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) a failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment; (ii) a felony conviction or a plea or “no contest,” and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (iii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; (iv) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders; (v) material fraud or dishonesty against the Company; (vi) material violation of Company policy or agreement; or (vii) failure to cooperate with the Company in any investigation or formal proceeding. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

(ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(iv) a contest for the election or removal of members of the Board that results in the replacement during any 12-month period of at least 50% of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) Directors as of the date of this Agreement; and (y) Directors elected other than in connection with an actual or threatened proxy contest.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

(c) Involuntary Termination. “Involuntary Termination” shall mean:

(i) on or following a Change of Control, and without Executive’s express written consent, a material reduction in Executive’s authority, title, duties or responsibilities relative to Executive’s authority, title, duties or responsibilities in effect immediately prior to the Change of Control;

(ii) on or following a Change of Control, and without Executive’s express written consent, a material reduction by the Company of Executive’s base compensation and / or target bonus as in effect immediately prior to the Change of Control;

(iii) without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than thirty-five (35) miles from Executive’s current location;

(iv) any termination of Executive by the Company which is not effected for Cause; or

(v) the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 11(a) below.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii) or (v) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred eighty (180) days following the initial existence of such condition. A termination due to death or disability shall not be considered an Involuntary Termination.

(d) Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

7. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

8. Severance Benefits.

(a) Involuntary Termination. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination at any time, and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company, then Executive shall be entitled to the following severance benefits:

(i) Severance Payments. Subject to Executive’s execution of the Company’s standard release of claims agreement, Executive will be paid severance benefits in the form of salary continuation for a period of XXX (XXX) [6, 9 or 12] months of Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding commencing on the first regular payroll date following the date that Executive’s release of claims becomes effective, provided that the release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Termination Date. Notwithstanding the preceding sentence, if any portion of the severance amount is subject to Section 409A of the Code as nonqualified deferred compensation, then the severance amount shall be paid as follows: three XXX (3/xxx) of such amount shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date and one XXX (1/xxx) of such amount shall be paid on the single, corresponding regular payroll date during each of the next XXX (XXX) months thereafter.

(ii) Continued Health Insurance Benefits. To the extent such benefits are available under the Company’s benefits plans, Executive will receive continuation of the health insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s benefit plans, subject to Executive’s continued payment of the employee-portion of the premium contributions for Executive and Executive’s eligible dependents as required immediately before Executive’s termination of employment, until the earlier of: (i) the end of the XXX (XXX) [6, 9 or 12]-month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents become covered under another employer group health plan. Alternatively, if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the Termination Date, Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before Executive’s termination of employment, until the earlier of: (i) the end of the XXX (XXX) [6, 9 or 12]-month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage. The period of such company-reimbursed COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period. Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents. Any increase in the premium contribution and/or in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid reimbursement of COBRA premiums will be at Executive’s own expense.

(b) Involuntary Termination On or Following Change of Control. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination on or at any time within three (3) months before or twelve months (12) months after a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company, then in addition to the severance benefits provided under Section 8(a) above, Executive shall be entitled to the following severance benefits:

(i) Option Acceleration. Executive will receive acceleration of the vesting and exercisability of all of Executive’s options to acquire common stock of the Company or its successor, or the parent of either, to the extent such options are outstanding and vest based solely on services to the Company over time, or acceleration of vesting of any deferred compensation into which Executive’s stock options were converted upon the Change of Control; provided, however, that if Executive’s options are terminated upon the Change of Control without the payment of consideration therefor, then the vesting and exercisability of such options shall be accelerated immediately prior to the Change of Control. For the avoidance of doubt, Executive shall not receive acceleration of vesting of any options to acquire common stock of the Company that vest based on Company performance or other metrics beyond time-based service to the Company unless such acceleration is set forth in the option agreement governing such option, and which agreement has been approved by the Board of Directors.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; (iii) Executive shall be entitled to receive benefits in accordance with the terms of any applicable Company benefit plans; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a) delivered in full or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

10. Section 409A; Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no cash severance and no Company-paid health care coverage to which Executive otherwise becomes entitled under this Agreement shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date or (ii) the date of Executive’s death, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period. Each installment payment under Section 8 shall be considered a separate payment for purposes of Code Section 409A.

11. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 12. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 5(c).

13. Non-Solicitation. Until the date that is twelve (12) months from the Termination Date, Executive agrees and acknowledges that Executive shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company (or its parent or subsidiaries) or cause an employee to leave his or her employment either for Executive or for any other entity or person. Upon any breach of this Section 13, all severance payments pursuant to this Agreement shall immediately cease.

14. Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if Executive’s employment with the Company terminates as a result of an Involuntary Termination, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto; provided, however, that this Agreement does not supersede any agreement in respect of the payment of severance or other benefits in circumstances pursuant to which benefits would not be payable hereunder.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, on the dates show below.

COMPANY:	By:
Title:
Date:

EXECUTIVE:
Signature

Printed Name

Date: